UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2021
eBay Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37713	77-0430924
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

2025 Hamilton Avenue
San Jose, California 95125
(Address of principal executive offices)

(408) 376-7008
(Registrant's telephone number, including area code)

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of exchange on which registered
Common stock	EBAY	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

This Amendment No. 1 on Form 8‑K/A (“Amendment No. 1”) amends the Current Report on Form 8‑K of eBay Inc., a Delaware corporation (“eBay”), filed with the Securities and Exchange Commission on June 25, 2021 (the “Initial Form 8‑K”), which described, among other matters, eBay’s completed transfer of its Classifieds business to Adevinta ASA, a public company with limited liability organized under the laws of Norway (“Adevinta”), pursuant to a Transaction Agreement, dated July 20, 2020, in exchange for (a) $2.5 billion in cash, subject to certain adjustments specified therein for indebtedness and cash, and (b) approximately 540 million Adevinta shares, consisting of 342 million ordinary shares and 198 million shares of a newly created class of nonvoting shares (the “Transaction”). As indicated in the Initial Form 8‑K, this Amendment No. 1 amends and supplements the Initial Form 8‑K to include unaudited pro forma financial information required by Item 9.01(b) of Form 8‑K in connection with the Transaction. No other amendments to the Initial Form 8‑K are being made by this Amendment No. 1.

Item 9.01. Financial Statements and Exhibits.

(b) Pro forma financial information.

Disposition of the Classifieds business

eBay’s financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2020 and on Form 10-Q for the three months ended March 31, 2021, present the reclassification of Classifieds to discontinued operations for all periods reported.

The total consideration transferred from Adevinta to eBay, net of cash transferred, is valued at approximately $13.2 billion, based on the closing trading price of Adevinta’s outstanding shares on the Oslo Stock Exchange and the prevailing foreign exchange rate on June 24, 2021. As a result of this disposition, eBay expects to recognize a pre-tax gain on sale of approximately $11.8 billion, subject to post-closing and other adjustments, which would be recognized in retained earnings in a pro forma balance sheet as of March 31, 2021. The estimated tax impact is approximately $2.1 billion, calculated using the applicable statutory income tax rates in effect which are subject to change, to be recognized in retained earnings, income taxes payable, and deferred tax liabilities.

In conjunction with the disposition, eBay and Adevinta amended and executed agreements related to existing commercial relationships between eBay and Classifieds. Had the amended commercial agreements been in effect as of January 1, 2020, eBay would have recognized additional net revenue of $25 million for the year ended December 31, 2020 and $6 million for the three months ended March 31, 2021. Further, eBay will provide transition services to Adevinta in accordance with the transition services agreements by and between eBay and Adevinta (the “TSA”). These transition services will be provided to support the operations of Classifieds after the divestiture and have a term of up to 12 months. The transition services can also be extended by Adevinta for a maximum of an additional 6 months. If the transition services agreements had been in effect as of January 1, 2020, eBay would have recognized $29 million as a reduction of cost of net revenues, product development expense, and general and administrative expense for TSA charges to Adevinta for the year ended December 31, 2020, and nil for the three months ended March 31, 2021. The incremental tax expense associated with the amended commercial agreements and the TSA using blended statutory income tax rates in effect would have been $11 million for the year ended December 31, 2020 and $1 million for the three months ended March 31, 2021, subject to potential changes in tax rates, included within income tax provision.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eBay Inc.
(Registrant)

Date: June 30, 2021	/s/ Marc D. Rome
Name: Marc D. Rome
Title: Vice President & Deputy General Counsel, Corporate & Assistant Secretary